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                                                                                                                  EXHIBIT 12.a
                          SALOMON INC AND SUBSIDIARIES
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


                                                                           Nine
                                                                         Months
                                                                          Ended
                                                                      September 30,            Years Ended December 31,
                                                                  ---------------------------------------------------------------
Dollars in millions                                                  1997          1996      1995     1994      1993      1992
---------------------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations:
 Income (loss) from continuing operations before income taxes
   and cumulative effect of change in accounting principles     $        951  $   1,610  $    799  $   (849) $   1,511 $   1,103
 Add fixed charges (see below)                                         3,967      4,711     5,786     4,898      4,625     4,347
 Other adjustments                                                         0          1         0         0         22        20
                                                                  ===========   ========   =======   =======   ========  ========
Earnings as defined                                             $      4,918  $   6,322  $  6,585  $  4,049  $   6,158 $   5,470
                                                                  ===========   ========   =======   =======   ========  ========


Fixed charges from continuing operations:
 Interest expense                                               $      3,944  $   4,679  $  5,754  $  4,873  $   4,581 $   4,299
 Other adjustments                                                        23         32        32        25         44        48
                                                                  ===========   ========   =======   =======   ========  ========
Fixed charges from continuing operations as defined             $      3,967  $   4,711  $  5,786  $  4,898  $   4,625 $   4,347
                                                                  ===========   ========   =======   =======   ========  ========
Ratio of earnings to fixed charges                                      1.24       1.34      1.14      0.83 *     1.33      1.26
                                                                  ===========   ========   =======   =======   ========  ========

NOTE:
The ratio of earnings to fixed charges from continuing operations is calculated by dividing fixed charges into the sum of income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principles and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.

* For the year ended December 31, 1994, earnings as defined were inadequate to cover fixed charges. The amount by which fixed charges exceeded earnings as defined for the year was $849 million.


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